Exhibit 99.1

Universal Compression Holdings, Inc. 4444 Brittmoore Road Houston, Texas 77041 NYSE: UCO
Contact:
David Oatman
Vice President, Investor Relations
713-335-7460
FOR IMMEDIATE RELEASE
Universal Compression Holdings, Inc. Announces New $500 Million Credit Facility
Houston, October 23, 2006 — Universal Compression Holdings, Inc. (NYSE: UCO) announced today that it has entered into a five-year $500 million senior secured credit agreement. The lead banks in the syndicate for the facility are Wachovia Capital Markets, LLC and Deutsche Bank Securities Inc.
Universal used approximately $330 million under the new senior secured credit facility, together with debt assumed by Universal Compression Partners, L.P. (NASDAQ: UCLP) and proceeds from the sale of UCLP equity interests pursuant to the exercise of the over-allotment option in the UCLP initial public offering, to repay all balances under the prior senior secured credit facility. The new facility will be used for working capital, acquisitions and general corporate purposes.
Universal, headquartered in Houston, Texas, is a leading natural gas compression services company, providing a full range of contract compression, sales, operations, maintenance and fabrication services to the domestic and international natural gas industry.